Exhibit 99.1

News Release

For Immediate Release July 14, 2014	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

DAVID STEINBACH APPOINTED AS CHIEF INVESTMENT OFFICER OF HINES GLOBAL REIT, INC

(HOUSTON) – Hines, the international real estate firm, announced today that David Steinbach has been appointed as the Chief Investment Officer of Hines Global REIT, Inc.
Since joining Hines in 1999, David has been responsible for the acquisition of over $3 billion in assets for various Hines affiliates in the U.S. and internationally.  Prior to this role he served in various roles in which he was responsible for acquisitions, asset management and property dispositions on behalf of Hines Real Estate Investment Trust, Inc., Hines Global REIT and Hines US Core Office Fund LP, both in the U.S. and internationally.
“David has been an integral part of the Hines Global REIT management team since its inception and is well-suited to lead our investment activities going forward,” said Sherri Schugart, President and Chief Executive Officer of Hines Global REIT. “David will be leading a very talented and tenured team, including Managing Directors, Ken Jett, Kenton McKeehan and Blake Williams, all of whom have been key participants in assembling Hines Global REIT’s outstanding real estate portfolio totaling investments in excess of $4.0 billion.”
Hines President and CEO Jeff Hines comments, “David’s strong relationships with other leaders across Hines’ global investment platform, as well as members of the international commercial real estate investment brokerage community, have positioned him well for this new role.”
Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 41 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.
Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The firm’s historical and current portfolio of projects that are underway, completed, acquired and managed for third parties includes 1,317 properties representing more than 541 million square feet of office, residential, mixed-use, industrial, hotel, medical and sports facilities, as well as large, master-planned communities and land developments. Currently, Hines manages 391 properties totaling 161 million square feet, which includes 89.1 million square feet for third parties. With offices in 115 cities in 18 countries, and controlled assets valued at approximately $28.2 billion, Hines is one of the largest real estate organizations in the world. Visit www.hines.com for more information.